NOTE PURCHASE AGREEMENT

AMONG

BPC ACQUISITION CORP.

AND

GOLDMAN, SACHS & CO.
as Initial Purchaser

AND

GSMP 2006 ONSHORE US, LTD.

GSMP 2006 OFFSHORE US, LTD.

GSMP 2006 INSTITUTIONAL US, LTD.

GS MEZZANINE PARTNERS 2006 INSTITUTIONAL, L.P.
as Subsequent Purchasers

Dated as of:

September 20, 2006

Relating to:

$425,000,000

SENIOR SUBORDINATED NOTES DUE 2016
ffny03\syselja\660493.15

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS AND ACCOUNTING TERMS	2
1.1.	Definitions.	2
1.2.	Computation of Time Periods.	10
1.3.	Terms Generally.	10
1.4.	Accounting Terms.	10
SECTION 2.	AUTHORIZATION AND ISSUANCE OF NOTES	10
2.1.	Authorization of Issue.	10
2.2.	Sale and Purchase of the Notes to the Initial Purchaser.	10
2.3.	Resale of the Notes to the Subsequent Purchasers.	10
2.4.	Closing.	11
SECTION 3.	CONDITIONS TO CLOSING	11
3.1.	Conditions to Closing.	11
SECTION 4.	REPRESENTATIONS AND WARRANTIES	14
4.1.	Due Organization; Power and Authority.	14
4.2.	Capital Stock and Ownership of HoldCo.	14
4.3.	Capital Stock and Ownership of Company and Subsidiaries.	15
4.4.	Due Authorization, Execution and Delivery.	15
4.5.	Non-Contravention; Authorizations and Approvals.	16
4.6.	Financial Statements and Projections.	16
4.7.	No Material Adverse Effect.	17
4.8.	No Actions or Proceedings.	17
4.9.	Title to Properties.	17
4.10.	Intellectual Property Rights.	18
4.11.	Taxes.	18
4.12.	Employee Benefit Plans.	18
4.13.	Private Offering; No Integration or General Solicitation; Rule 144A Eligibility.	19
4.14.	Status under Certain Statutes.	20
4.15.	Insurance.	20
4.16.	Use of Proceeds; Margin Regulations.	20
4.17.	Compliance with Laws; Permits; Environmental Matters.	20
4.18.	Solvency.	21
4.19.	Labor and Employment Matters.	21
4.20.	Brokerage Fees.	22
4.21.	Final Memorandum.	22
SECTION 5.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SUBSEQUENT PURCHASERS	22
5.1.	Purchase for Investment.	22
5.2.	Due Organization; Corporate Power; Authorization; Enforceability.	23
5.3.	No Actions or Proceedings.	23
5.4.	Final Memorandum.	23
5.5.	Investment Decision.	23
SECTION 5A.	OFFERING BY INITIAL PURCHASER	24
5A.1.	Offering by Initial Purchaser.	24

SECTION 6.	COVENANTS TO PROVIDE INFORMATION	24
6.1.	Reports to Subsequent Purchasers and GSMP VCOC.	24
SECTION 7	. OTHER AFFIRMATIVE COVENANTS	25
7.1.	Board Representation.	25
7.2.	Access.	26
7.3.	Rule 144A.	26
7.4.	Corporate Existence; Businesses and Properties.	26
7.5.	Taxes and Other Claims.	26
7.6.	Books and Records.	27
7.7.	Insurance.	27
SECTION 8.	PROVISIONS RELATING TO RESALES OF NOTES	27
8.1.	Private Offerings.	27
8.2.	Procedures and Management Cooperation in Private Offerings.	28
8.3.	No Integration.	28
SECTION 9.	EXPENSES, INDEMNIFICATION AND CONTRIBUTION	28
9.1.	Expenses of Subsequent Purchasers.	28
9.2.	Indemnification of the Subsequent Purchasers.	29
9.3.	Waiver of Punitive Damages.	29
9.4.	Survival.	30
9.5.	Tax Treatment of Indemnification Payments.	30
9.6.	Indemnification of the Initial Purchaser.	30
SECTION 10.	MISCELLANEOUS	30
10.1.	Notices.	30
10.2.	Benefit of Agreement and Assignments.	31
10.3.	No Waiver; Remedies Cumulative.	31
10.4.	Amendments, Waivers and Consents.	31
10.5.	Counterparts.	32
10.6.	Reproduction.	32
10.7.	Headings.	32
10.8.	Survival of Representations, Warrants, Covenants and Indemnities.	32
10.9.	Governing Law; Submission to Jurisdiction; Venue.	32
10.10.	Severability.	33
10.11.	Entirety.	33
10.12.	Construction.	33
10.13.	Incorporation.	33
10.14.	Confidentiality.	34
10.15.	No Personal Obligations.	35
10.16.	Currency.	35
10.17.	No Fiduciary Duty.	35

EXHIBITS:
Exhibit A  - Form of Indenture
Exhibit B  - Form of Exchange and Registration Rights Agreement
Exhibit C  - Indemnification Provisions for the Initial Purchaser
Exhibit 3.1(c)(i) - Form of Secretary’s Certificate
Exhibit 3.1(c)(ii) - Form of Officer’s Certificate
Exhibit 3.1(c)(iii) - Form of Solvency Certificate

SCHEDULES:
Schedule 2.2 - Information relating to the Subsequent Purchasers
Schedule 4.2 - Capital Stock and Ownership
Schedule 4.3 - Subsidiaries
Schedule 4.5 - Governmental Approvals
Schedule 4.9 - Leased Properties
Schedule 4.10 - Intellectual Property
Schedule 4.11 - Taxes
Schedule 4.15 - Insurance
Schedule 4.17 - Environmental Matters
Schedule 4.20 - Brokerage Fees

NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT, dated as of September 20, 2006, among BPC Acquisition Corp., a Delaware corporation (“Merger Sub”); Goldman, Sachs & Co., a New York partnership (“Initial Purchaser”); GSMP 2006 Onshore US, Ltd., an exempted Cayman Islands limited liability company (“GSMP Onshore”); GSMP 2006 Offshore US, Ltd., an exempted Cayman Islands limited liability company (“GSMP Offshore”); GSMP 2006 Institutional US, Ltd., an exempted Cayman Islands limited liability company (“GSMP Institutional” and, together with GSMP Onshore and GSMP Offshore, the “Subsequent Purchasers”, and together with the Initial Purchaser, the “Purchasers”); and GS Mezzanine Partners 2006 Institutional, L.P., an exempted Cayman Islands limited partnership (the “GSMP VCOC”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of June 28, 2006, substantially in the form previously furnished to the Purchasers (the “Acquisition Agreement”), among Merger Sub, BPC Holding Corporation, a Delaware corporation (the “Company” or the “Issuer”) and BPC Holding Acquisition Corp. (which entity has changed its name to Berry Plastics Group, Inc.) (“HoldCo” or “Holdings”), Merger Sub will be merged with and into the Company, with the Company as the surviving corporation of the merger (the “Acquisition”);

WHEREAS, upon consummation of the Acquisition, HoldCo will be a holding company owned, directly or indirectly, by affiliates of Apollo Management, L.P. and certain other investors (collectively, the “Sponsor”), and HoldCo will directly own all of the outstanding capital stock of the Company as the surviving entity of the merger pursuant to which the Acquisition is effected and thus HoldCo will have acquired the Company from Goldman Sachs Capital Partners and JPMorgan Partners (collectively, the “Sellers”);

WHEREAS, in order to finance the Acquisition, refinance certain existing indebtedness of the Company in connection with the Acquisition, and pay related transaction fees and expenses (collectively, the “Transactions”), the Issuer will require funds to be provided from:

(a)  the issuance by HoldCo of its common stock (the “HoldCo Stock”) to the Sponsor and certain other equity investors, including the Subsequent Purchasers (collectively, the “Equity Investors”) for cash proceeds that, together with the “rollover” of certain existing equity investments in the Company by certain management and employees of the Company, shall represent at least 20% of the total debt and equity financing required by the Issuer to complete the Acquisition (the “Equity Contribution”), which cash proceeds will be contributed by HoldCo to the common equity of Merger Sub;

(b)  the borrowing by the Issuer of approximately $675 million aggregate principal amount of term loans under a senior secured credit facility (such term loans, together with a revolving credit facility of approximately $200 million (a portion of which may be outstanding immediately following the consummation of the Transactions), the “Senior Credit Facilities”), pursuant to the Credit Agreement (as defined herein);

(c)  the receipt by the Issuer of $750 million of gross proceeds from the issuance by Merger Sub of its second lien senior notes (the “Senior Notes” and the financing contemplated thereby, the “Senior Financing”) in a public offering or in a Rule 144A or other private placement (less the amount of the fee for the placement of such notes); and

(d)  the issuance and sale by the Issuer to the Initial Purchaser of its senior subordinated notes (the “Notes”) on the terms set forth herein in an original principal amount of $425 million.

WHEREAS, on the Closing date, immediately following the Closing of the issuance to the Initial Purchaser of the Notes, the Initial Purchaser will resell all of the Notes to the Subsequent Purchasers on the terms and conditions set forth herein.

WHEREAS, in connection with the issuance and the Resale (as defined herein) of the Notes, the Company has prepared and delivered to the Initial Purchaser on the date hereof a final offering memorandum (including any amendment or supplement thereto the “Final Memorandum”) relating to the Notes.

WHEREAS, the Company, by its execution hereof, hereby confirms that it has authorized the use and delivery of the Final Memorandum by the Initial Purchaser (and only by the Initial Purchaser) to the Subsequent Purchasers (and only to the Subsequent Purchasers) in connection with the Resale of the Notes by the Initial Purchaser to the Subsequent Purchasers.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.
DEFINITIONS AND ACCOUNTING TERMS

1.1.  Definitions.

Capitalized terms that are used herein without definition and are defined in the Indenture shall have the respective meanings ascribed to them in the Indenture. As used herein the following terms shall have the meanings specified herein (it being understood that defined terms shall include in the singular number, the plural, and in the plural, the singular):

“Accredited Investor” means any Person that is an “accredited investor” within the meaning of Rule 501.

“Acquisition” is defined in the Recitals.

“Acquisition Agreement” is defined in the Recitals.

“Acquisition Documents” means the Acquisition Agreement and all Schedules thereto.

“Agreement” is defined in Section 10.4.

“Affiliate” is defined in the Indenture.

“Applicable Law” is defined in the Indenture.

“Board” or “Board of Directors” are defined in the Indenture.

“Business Day” is defined in the Indenture.

“Capital Stock” is defined in the Indenture.

“Closing” is defined in Section 2.3(a).

“Closing Date” is defined in Section 2.3(a).

“Closing Payment” means, with respect to the Initial Purchaser, on the Closing Date, an amount in cash equal to 2% of the aggregate principal amount of Notes purchased by the Initial Purchaser on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commission” is defined in the Indenture.

“Common Stock” means common stock, par value, $0.01 per share of HoldCo.

“Company” means Merger Sub, and from and after the merger of Merger Sub with and into the Company pursuant to the Acquisition and the execution and delivery by the parties thereto of the Assumption Agreement, the Company, as the surviving corporation of the Acquisition.

“Consent Solicitation” is defined in Section 3.1(b).

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Credit Agreement” is defined in the Indenture.

“Credit Documents” means the Credit Agreement and all certificates, instruments, and other documents and agreements made or delivered in connection therewith and related thereto.

“Debt Tender Offer” is defined in Section 3.1(b).

“Default” is defined in the Indenture.

“Discharge” is defined in Section 3.1(b).

“DTC” is defined in Section 8.2(a).

“EBITDA” is defined in the Indenture.

“Enforceability Exceptions” means, with respect to any specified obligation, any limitations on the enforceability of such obligation due to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) considerations of public policy.

“Entity” is defined in Section 7.1(a).

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Contribution” is defined in the Recitals.

“Equity Interests” is defined in the Indenture.

“Equity Financing” means the purchase by the Equity Investors on the Closing Date of HoldCo’s common stock pursuant to the Equity Contribution.

“Equity Financing Documents” means collectively the Equity Subscription Agreements, the Stockholders Agreement and all certificates, instruments, and other documents made or delivered in connection with the Equity Financing.

“Equity Investors” is defined in the Recitals.

“Equity Subscription Agreements” mean those certain Equity Subscription Agreements, dated as of the date hereof, between HoldCo and each of the Equity Investors, as amended, supplemented, restated or otherwise modified from time to time, and shall include Subsequent Purchaser Equity Subscription Agreements.

“ERISA” means the Employee Retirement Income Security Act of 1974 (and any successor provision), as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Company any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Company, any of its Subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Company, any of its Subsidiaries or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Company, any of its Subsidiaries or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company, any of its Subsidiaries or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; or (i) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“Event of Default” is defined in the Indenture.

“Exchange Act” is defined in the Indenture.

“Exchange and Registration Rights Agreement” means the Exchange and Registration Rights Agreement among the Company and each Subsequent Purchaser, dated as of the date hereof, in the form attached hereto as Exhibit B, as amended, supplemented, restated or otherwise modified from time to time.

“Existing Indebtedness” is defined in the Indenture.

“Existing Senior Subordinated Notes” is defined in Section 3.1(b).

“Final Memorandum” is defined in the Recitals.

“Financial Statements” is defined in Section 4.6.

“Financing Documents” means this Agreement, the Indenture, the Notes and the Exchange and Registration Rights Agreement.

“GAAP” means those accounting principles in the United States, which are in effect at the time of the preparation of financial statements required to be delivered hereunder (and delivered together with the reconciliation statements provided for in Section 6.1(d), if applicable).

“Governmental Authority” is defined in the Indenture.

“GSMP Institutional” is defined in the Preamble.

“GSMP Offshore” is defined in the Preamble.

“GSMP Onshore” is defined in the Preamble.

“GSMP VCOC” is defined in the Preamble.

“Guarantee” is defined in the Indenture.

“Guarantor” is defined in the Indenture.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“HoldCo” is defined in the Recitals.

“Holder” is defined in the Indenture.

“Holdings” is defined in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (or any successor provision), as it may be amended from time to time.

“Indemnitees” is defined in Section 9.2.

“incur” is defined in the Indenture.

“Indebtedness” is defined in the Indenture.

“Indenture” means the indenture, dated as of the date hereof by and among the Company, the Trustee, and the Guarantors, the form of which is attached hereto as Exhibit A, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Information Memorandum” shall mean the Confidential Information Memorandum dated August, 2006 relating to the funding contemplated by the Credit Agreement, as modified or supplemented prior to the Closing Date.

“Initial Purchaser” is defined in the Preamble.

“Institutional Accredited Investors” is defined in Section 8.1(a).

“Investment Company Act” means the Investment Company Act of 1940 (or any successor provision), as it may be amended from time to time.

“Lien” is defined in the Indenture.

“Losses” is defined in paragraph (d) of Exhibit C.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Company and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the Financing Documents or the rights and remedies of the Subsequent Purchasers and GSMP VCOC thereunder; provided, however, that solely for purposes of determining whether the condition in Section 3.1(a) has been satisfied in connection with the Closing, any reference to “Material Adverse Effect” in any of the representations and warranties referred to in Section 3.1(a) shall mean, “Company Material Adverse Effect” as defined in the Acquisition Agreement.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Company, any of its Subsidiaries or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Non-Voting Observer” is defined in Section 7.1(a).

“Notes” is defined in the Recitals.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate or articles of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its certificate or articles of organization or formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Financing Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Patriot Act” means PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (or any successor provision), as it may be amended or renewed from time to time.

“Permitted Lien” is defined in the Indenture.

“Person” is defined in the Indenture.

“Plan” shall mean any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA, (other than a Multiemployer Plan), (i) subject to the provisions of Title IV of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Company, any of its Subsidiaries or any ERISA Affiliate, or (iii) in respect of which the Company, any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Private Offering” means any offering by the Subsequent Purchasers of some or all of the Notes pursuant to an available exception from the Securities Act.

“Projections” shall mean the projections of the Company and any of its Subsidiaries included in the Information Memorandum and any other projections and any forward looking statements (including statements with respect to booked business) of such entities furnished to a Subsequent Purchaser on behalf of the Company and any of its Subsidiaries prior to the Closing Date.

“Purchase Price” is defined in Section 2.2(ii).

“Purchasers” is defined in the Preamble.

“Qualified Institutional Buyer” means a “qualified institutional buyer” as defined in Rule 144A.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Company or any of its Subsidiaries, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Regulation D” means Regulation D under the Securities Act (or any successor provision), as it may be amended from time to time.

“Regulation S” is defined in the Indenture.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System (or any successor provision), as it may be amended from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System (or any successor provision), as it may be amended from time to time.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System (or any successor provision), as it may be amended from time to time.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Holders” is defined in the Indenture as Holders of at least a majority in aggregate principal amount of the then outstanding Notes.

“Resale” is defined in Section 2.3(i).

“Responsible Officer” of any Person means the chairman, the chief executive officer, the president, the chief operating officer, the chief financial officer or the chief accounting officer of such Person.

“Restricted Subsidiary” is defined in the Indenture.

“Rule 144” is defined in the Indenture.

“Rule 144A” is defined in the Indenture.

“Rule 501” means Rule 501 under the Securities Act (or any successor provision), as it may be amended from time to time.

“Rule 502” means Rule 502 under the Securities Act (or any successor provision), as it may be amended from time to time.

“SEC” means the Securities and Exchange Commission.

“Securities Act” is defined in the Indenture.

“Sellers” is defined in the Recitals.

“Senior Credit Facilities” is defined in the Recitals.

“Senior Financing” is defined in the Recitals.

“Senior Financing Documents” means all indentures, agreements, certificates, instruments, and other documents made or delivered in connection with the Senior Financing and related thereto.

“Senior Notes” is defined in the Recitals.

“Specified Representations” means the representations and warranties set forth in the Financing Documents and the Equity Financing Documents relating to corporate power and authority, the execution, delivery, and enforceability of the Financing Documents and the Equity Financing Documents, Federal Reserve margin regulations, and the Investment Company Act.

“Sponsor” is defined in the Recitals.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, among HoldCo and the Equity Investors, in the form previously provided to the Subsequent Purchasers, as amended, supplemented, restated or otherwise modified from time to time.

“Subsequent Purchasers” is defined in the Preamble.

“Subsequent Purchaser Equity Subscription Agreements” means the Subscription Agreements, dated as of the date hereof, between HoldCo and the Subsequent Purchasers, in the form previously provided to the Subsequent Purchasers, as amended, supplemented, restated or otherwise modified from time to time.

“Subsequent Purchaser Stock” means the common stock which the Subsequent Purchasers will subscribe for and purchase pursuant to the Subsequent Purchaser Equity Subscription Agreements, at the Closing.

“Subsidiary” is defined in the Indenture.

“Taxes” is defined in the Indenture.

“TIA” is defined in the Indenture.

“Transaction Documents” means, collectively, the Acquisition Documents, the Equity Financing Documents, the Financing Documents, the Senior Financing Documents and the Credit Documents.

“Transactions” means the Acquisition and all other transactions provided for in, or contemplated by, the Transaction Documents as being transactions to be completed on the Closing Date or promptly thereafter.

“Trustee” is defined in the Indenture.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2.  Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3.  Terms Generally.

Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (c) the words “including” and “includes” shall mean “including without limitation” and “includes without limitation”, as applicable.

1.4.  Accounting Terms.

Accounting terms used but not otherwise defined herein shall have the meanings provided, and be construed in accordance with, GAAP.

SECTION 2.
AUTHORIZATION AND ISSUANCE OF NOTES

2.1.  Authorization of Issue.

On or prior to the execution and delivery of this Agreement, the Company will authorize the issue and sale of the Notes. The Notes shall be in the form specified in the Indenture.

2.2.  Sale and Purchase of the Notes to the Initial Purchaser.

(i)  Subject to the terms and conditions of this Agreement (including, without limitation, Section 3.1), the Company will issue and sell to the Initial Purchaser, and the Initial Purchaser will purchase from the Company, at the Closing, the Notes.

(ii)  The aggregate cash purchase price (the “Purchase Price”) for the Notes shall be equal to the principal amount of the Notes being so purchased, net of the Closing Payment with respect thereto, as specified on Schedule 2.2.

(iii)  The parties agree to report the sale and purchase of the Notes for all Tax purposes in a manner consistent with the foregoing and agree to take no position inconsistent with the foregoing.

(iv)  The parties agree that the failure of the Initial Purchaser to purchase the Notes at the Closing shall not relieve the Subsequent Purchasers of any of their obligations under that certain commitment letter, dated August 1, 2006, relating to the purchase of the Notes.

2.3.  Resale of the Notes to the Subsequent Purchasers.

(i)  Subject to the terms and conditions of this Agreement (including, without limitation, Section 3.1), the Initial Purchaser will immediately following its purchase of the Notes from the Company pursuant to Section 2.2, sell (the “Resale”) to the Subsequent Purchasers, and each of the Subsequent Purchasers will purchase from the Initial Purchaser, at the Closing, the Notes.

(ii)  The aggregate cash purchase price for the Resale of the Notes to the Subsequent Purchaser shall be equal to the aggregate Purchase Price paid by the Initial Purchaser for the Notes.

(iii)  Schedule 2.2 hereto sets forth, for each Subsequent Purchaser, the aggregate principal amount of the Notes to be purchased by such Subsequent Purchaser and the portion of the Purchaser Price payable by such Subsequent Purchaser therefor. The obligations of Subsequent Purchasers to purchase and pay for the Notes hereunder are several and not joint and no Subsequent Purchaser shall have any liability to any Person for the performance or non-performance by any other Subsequent Purchaser.

2.4.  Closing.

(a)  The sale and purchase of the Notes to the Initial Purchaser and the Resale of the Notes to the Subsequent Purchasers shall occur at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019 (or at such other place as the Company and the Purchasers may agree), at 10:00 a.m. local time, at a closing (the “Closing”) on September 20, 2006, or on such other Business Day or time thereafter as may be agreed upon by the Company and the Purchasers (in either case, the date and time of the Closing is referred to herein as the “Closing Date”). At the Closing (i) the Company will deliver to the Initial Purchaser the Notes to be purchased by the Initial Purchaser on the Closing Date, in such denominations as the Initial Purchaser may request, dated as of the Closing Date against payment by the Initial Purchaser to the Company or to its order of immediately available funds in the amount of the Purchase Price, by wire transfer of immediately available funds to bank account or accounts as the Company may request.

(b)  If at the Closing the Company shall fail to deliver to the Initial Purchaser the Notes as provided in Section 2.4(a), or any of the conditions specified in Section 3 shall not have been fulfilled or waived as provided herein, then the Initial Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights the Purchasers may have by reason of such failure or such non-fulfillment.

SECTION 3.
CONDITIONS TO CLOSING

3.1.  Conditions to Closing.

The Initial Purchaser’s obligation to purchase and pay for the Notes to be purchased by it at the Closing is subject to the satisfaction or express waiver by the Purchasers prior to or at the Closing of each of the conditions specified below in this Section 3.1.

(a)  Representations and Warranties.

(A) Each of the representations made by the Company in the Acquisition Agreement as are material to the interests of the Purchasers, but only to the extent that the Company has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (determined without regard to whether any notice is required to be delivered by the Company) and (B) each of the Specified Representations made by the Company, in each case, that is qualified as to materiality or Material Adverse Effect shall be true and correct and each of such representations and warranties that is not so qualified shall be true and correct in all material respects on or as of the Closing Date as if made on and as of the Closing Date (unless expressly stated to relate to a specific earlier date, in which case each of such representations and warranties that is qualified as to materiality or Material Adverse Effect shall be true and correct as of such earlier date, and each of such representations and warranties that is not so qualified shall be true and correct, in all material respects as of such earlier date).

(b)  Existing Debt.

All amounts due or outstanding in respect of the existing credit agreement of the Company shall have been (or substantially simultaneously with the closing under the Senior Credit Facilities shall be) paid in full, all commitments in respect thereof terminated and all guarantees thereof and security therefor discharged and released. The Company will either (i) offer to purchase on the Closing Date (the “Debt Tender Offer”) all of the Company’s outstanding 10.75% senior subordinated notes due 2012 (the “Existing Senior Subordinated Notes”) and, in connection therewith, amend substantially all of the covenants related thereto that can be amended with a majority vote of the holders thereof (the “Consent Solicitation”) on terms and conditions customary for such types of tender offers and related consent solicitations, or (ii) “discharge,” on the Closing Date the Existing Senior Subordinated Notes pursuant to the terms of the indenture governing such notes (the “Discharge”). After giving effect to the Transactions, the Company and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Senior Credit Facilities, (b) the Senior Notes, (c) the Notes, and (d) other limited indebtedness and certain capitalized leases in existence as of the Closing Date).

(c)  Compliance Certificates.

(i)  Secretary’s Certificate. The Company and each Guarantor shall have delivered to each Purchaser a Secretary’s Certificate, dated as of the Closing Date, in the form of Exhibit 3.1(c)(i) hereto, certifying, among other things, as to (i) such entity’s, certificate of incorporation (or, if a limited liability company, certificate of formation) and by-laws (or, if a limited liability company, limited liability company agreement), (ii) the incumbency and signatures of certain officers of such entity, and (iii) other corporate or limited liability company, as the case may be, proceedings (including board and/or stockholder or member resolutions) of such entity relating to the authorization, execution and delivery of the Notes, this Agreement and the other Transaction Documents to which such entity is a party.

(ii)  Officer’s Certificate. The Company and each Guarantor shall have delivered to each Purchaser an Officer’s Certificate, dated as of the Closing Date, in the form of Exhibit 3.1(c)(ii) hereto, certifying that the conditions specified in this Section 3.1 have been fulfilled or waived.

(iii)  Solvency Certification. The Company shall have delivered to each Purchaser a certificate from the chief financial officer or the Vice President and Treasurer of the Company, in the form of Exhibit 3.1(c)(iii), certifying on behalf of the Company to the effect that the Company and its Subsidiaries, on a consolidated basis, are and immediately after giving effect to the Transactions will be, solvent.

(d)  Opinion of Counsel.

At the Closing the Subsequent Purchasers shall have received opinions from O’Melveny & Myers LLP and any local counsel reasonably required by the Subsequent Purchasers in form reasonably satisfactory to the Subsequent Purchasers.

(e)  Acquisition.

The Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement, without giving effect to any amendments, modifications or waivers by Merger Sub thereto that are materially adverse to the interests of the Purchasers not approved by the Purchasers (which approval shall not be unreasonably withheld or delayed).

(f)  Equity Contribution.

The Equity Contribution shall have been made in at least the amount set forth in the Recitals.

(g)  Credit Agreement and Senior Financing.

The Senior Credit Facilities shall have become effective contemporaneously and the Issuer shall have borrowed on the Closing Date not more than $675 million in term loans under the Senior Credit Facilities and the Issuer shall have borrowed on the Closing Date not more than $750 million pursuant to the Senior Financing, in each case on terms and conditions consistent with those set forth in that certain bank commitment letter, substantially in the form previously furnished to the Purchasers or as otherwise agreed among the parties thereto.

(h)  No Material Adverse Effect.

There shall not have occurred since December 31, 2005 any change or condition that would constitute a “Company Material Adverse Effect” as defined in the Acquisition Agreement.

(i)  Financial Information.

The Purchasers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements.

(j)  Other Information.

The Purchasers shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(k)  Proceedings and Documents.

Each Purchaser and such Purchaser’s counsel shall have received all counterpart originals or certified or other copies of this Agreement and the other Transaction Documents.

(l)  Closing Payment.

At the Closing, the Initial Purchaser shall have received the Closing Payment required to be paid under Section 2.2(ii), by netting such amount from the principal amount of the Notes being purchased by the Initial Purchaser, as provided in said Section.

(m)  Deliverables to the Initial Purchaser.

At the Closing, the Initial Purchaser shall have received opinion or advice “10b-5” letters with respect to the Final Memorandum from each of O’Melveny & Myers LLP, counsel for the Company and Cahill Gordon & Reindel LLP, counsel for the Initial Purchaser, in form and substance substantially similar to the opinion or advice letters delivered to the initial purchasers in connection with the Senior Financing.

SECTION 4.
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Purchasers on and as of the date hereof (after giving pro forma effect to the consummation on the Closing Date of the transactions contemplated by this Agreement and the other Transaction Documents, the Acquisition and the issuance of the Notes to be issued on the date hereof and the application of the proceeds thereof) as follows (provided, however, that the representations set forth in Section 4.21 shall be made solely to the Initial Purchaser and the Company shall have no liability to the Subsequent Purchasers as a result of any breach thereof):

4.1.  Due Organization; Power and Authority.

The Company and each of its Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under the Financing Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Company, to issue and sell the Notes as contemplated hereunder.

4.2.  Capital Stock and Ownership of HoldCo.

At the Closing, after giving effect to the consummation of the Transactions, (i) the authorized number of shares of Capital Stock of HoldCo will consist only of 200,000,000 shares of Common Stock, par value $0.01 per share, of which 4,835,191 shares of Common Stock have been issued and are outstanding and (ii) no shares of any class of the Capital Stock of HoldCo will be held in HoldCo’s treasury or by any of its Subsidiaries. As of the Closing Date, except for options to acquire 488,184 shares of Common Stock issued under HoldCo’s employee stock option plans or pursuant to the Stockholders Agreement, there are no outstanding securities of HoldCo or any of its Subsidiaries that will be convertible into or exchangeable for shares of Capital Stock of HoldCo or any of its Subsidiaries, and no outstanding options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which will obligate HoldCo or any of its Subsidiaries to issue, transfer or sell any shares of Capital Stock of HoldCo or any of its Subsidiaries. Schedule 4.2 hereto sets forth the ownership of all outstanding shares of Common Stock and options as of the Closing Date. Except as disclosed on Schedule 4.2 or as set forth in the Stockholders Agreement, as of the Closing Date, there are no outstanding obligations of HoldCo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Capital Stock of HoldCo or any of its Subsidiaries and there are no voting trusts or other agreements or understandings to which HoldCo or any of its Subsidiaries is a party with respect to the holding, voting or disposing of Capital Stock of HoldCo or any of its Subsidiaries. As of the Closing

Date, neither HoldCo nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations or other securities that entitle the holders thereof to vote with the shareholders of HoldCo or any of its Subsidiaries on any matter or which are convertible into or exercisable for securities having such a right to vote. As of the Closing, and after giving effect to the sale of the Purchaser Stock to the Purchasers, all of the outstanding shares of capital stock of HoldCo will have been duly and validly authorized and issued and will be fully paid and non-assessable, and all shares of capital stock of HoldCo and all options to acquire such shares will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws.

4.3.  Capital Stock and Ownership of Company and Subsidiaries.

(a) Schedule 4.3 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect subsidiary of HoldCo, as to each such subsidiary, the percentage of each class of Equity Interests owned by HoldCo or by any such subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Company or any of its Subsidiaries.

4.4.  Due Authorization, Execution and Delivery.

(a)  Agreement. This Agreement has been duly authorized, executed and delivered by the Company and, when duly executed and delivered by the Purchasers and GSMP VCOC in accordance with its terms, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b)  Indenture. The Indenture has been duly authorized, executed and delivered by, the Company and, immediately following the Acquisition, each Guarantor and, when duly executed and delivered by the Trustee in accordance with its terms, will constitute valid and legally binding obligations of the Company and each Guarantor enforceable against the Company and each Guarantor in accordance with its terms, subject to the Enforceability Exceptions.

(c)  Notes. The Notes are in the form contemplated by the Indenture, have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, when issued and delivered by the Company on the Closing Date as provided herein and therein and authenticated by the Trustee as provided in the Indenture, will have been duly executed, issued and delivered by the Company, and upon payment and delivery in accordance with this Agreement will constitute valid and legally binding obligations of the Company, enforceable against it in accordance with their terms subject to the Enforceability Exceptions.

(d)  Exchange and Registration Rights Agreement. The Exchange and Registration Rights Agreement has been duly authorized, executed and delivered by the Company and, when duly executed and delivered by the Purchasers parties thereto, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(e)  Equity Financing Documents. Each of the Purchaser Equity Subscription Agreements and the Stockholders Agreement has been duly authorized, executed and delivered by HoldCo, and, when duly executed and delivered by the Purchasers party thereto, will constitute valid and legally binding obligations of HoldCo, enforceable against HoldCo in accordance with its terms, subject to the Enforceability Exceptions.

(f)  Other Transaction Documents. Each Transaction Document to which the Company or any of its Subsidiaries is a party has been duly authorized, executed and delivered by such party a party thereto and constitutes a valid and legally binding obligation of such party, enforceable against such party in accordance with its terms, subject to the Enforceability Exceptions.

4.5.  Non-Contravention; Authorizations and Approvals.

(a) The execution, delivery and performance by the Company and each of the Guarantors of each of the Financing Documents to which it is a party, and the issue and sale of Notes hereunder and the transactions forming a part of the Transactions will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by laws of the Company or any such Guarantor, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Company or any such Guarantor is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 4.5(a), would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Company or any such Guarantor, other than the Liens created by the Transaction Documents and Permitted Liens.

(b) No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions or the exercise by a Purchaser or GSMP VCOC of its rights under the Financing Documents, except for (a) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (b) filings or other actions listed on Schedule 4.5.

4.6.  Financial Statements and Projections.

(a) The unaudited pro forma consolidated balance sheet and related consolidated statements of income and cash flows of the Company, together with its consolidated Subsidiaries (including the notes thereto) (the “Pro Forma Financial Statements”) and pro forma adjusted EBITDA (the “Pro Forma Adjusted EBITDA”), for twelve months ended July 1, 2006, copies of which have heretofore been furnished to a Purchaser (via inclusion in the Information Memorandum), have been prepared giving effect (as if such events had occurred on such date) to the Transactions. Each of the Pro Forma Financial Statements and the Pro Forma Adjusted EBITDA has been prepared in good faith based on assumptions believed by the Company to have been reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items on the Closing Date is subject to change), and presents fairly in all material respects on a pro forma basis the estimated financial position of the Company and its consolidated Subsidiaries as at July 1, 2006, assuming that the Transactions had actually occurred at such date, and the results of operations of the Company and its consolidated subsidiaries for the twelve-month period ended July 1, 2006, assuming that the Transactions had actually occurred on the first day of such twelve-month period.

(b) The audited combined balance sheets of the Company as at the end of the 2003, 2004 and 2005 fiscal years (which fiscal years ended, in each case, on the Saturday nearest the end of such calendar year), and the related audited combined statements of income, stockholders’ equity, and cash flows for such fiscal years, reported on by and accompanied by a report from Ernst & Young, copies of which have heretofore been furnished to the Purchasers, present fairly in all material respects the combined financial position of the Company as at such date and the combined results of operations, stockholders’ equity, and cash flows of the Company for the years then ended.

(c) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning the Company or any of its Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to a Purchaser in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to a Purchaser and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(d) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Company or any of its representatives and that have been made available to a Purchaser in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Company to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to a Purchaser and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Company.

4.7.  No Material Adverse Effect.

Since December 31, 2005, there has been no event, development or circumstance that has or would reasonably be expected to have a Material Adverse Effect.

4.8.  No Actions or Proceedings.

There are no actions, suits or proceedings at law or in equity or, to the knowledge of the Company, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.9.  Title to Properties.

(a) Each the Company and any of its Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) Each of the Company and any of its Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.9, the Company and any of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.10.  Intellectual Property Rights.

Except as would not reasonably be expected to have a Material Adverse Effect and as set forth in Schedule 4.10, (a) the Company and each of its Subsidiaries owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, mask works, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the best knowledge of the Company, neither the Company nor its Subsidiaries nor any intellectual property right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by the Company or any of its Subsidiaries, is interfering with, infringing upon, misappropriating or otherwise violating any intellectual property rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened.

4.11.  Taxes.

Except as set forth on Schedule 4.11:

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Company and any of its Subsidiaries has filed or caused to be filed all federal, state, local and non U.S. Tax returns required to have been filed by it and (ii) taken as a whole, and each such Tax return is true and correct;

(b) Each of the Company and any of its Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Company or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to each the Company and its Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Taxing authority.

4.12.  Employee Benefit Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Company any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no Plan has any Unfunded Pension Liability in excess of $20.0 million; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) none of the Company and any of its Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject the Company or any of its Subsidiaries to tax; and (vi) none of the Company, any of its Subsidiaries and the ERISA Affiliates (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has incurred or is reasonably expected to incur any withdrawal liability to any Multiemployer Plan.

(b) Each of the Company and any of its Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending, or to the knowledge of the Company, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Plan that could result in liability to the Company, any of its Subsidiaries or the ERISA Affiliates.

(d) Within the last five years, no Plan of the Company, any of its Subsidiaries or the ERISA Affiliates has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA, that would reasonably be expected to result in liability to the Company, any of its Subsidiaries or the ERISA Affiliates in excess of $20.0 million, nor has any Plan of the Company, any of its Subsidiaries or the ERISA Affiliates (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (with the meaning of Section 4001(a)(14) of ERISA of the Company, any of its Subsidiaries or the ERISA Affiliates that has or would reasonably be expected to result in a Material Adverse Effect.

4.13.  Private Offering; No Integration or General Solicitation; Rule 144A Eligibility.

(a)  Subject to compliance by the Purchasers with the representations and warranties set forth in Section 5 and with the procedures set forth in Section 8, it is not necessary in connection with the offer, issue, sale and delivery of the Notes to the Purchasers on the Closing Date, in the manner contemplated by this Agreement and the other Financing Documents to register the Notes or the Purchaser Stock under the Securities Act or to qualify the Indenture under the TIA.

(b)  None of the Company or its Subsidiaries and any person acting on any of their behalf (other than the Purchasers and their Affiliates, as to whom the Company makes no any representation or warranty) has, directly or indirectly, offered, issued, sold or solicited any offer to buy any security of a type which would be integrated with the sale of the Notes in any manner that would require the Notes to be registered under the Securities Act. None of the Company or its Subsidiaries and any person acting on any of their behalf (other than the Purchasers and their Affiliates, as to whom the Company makes no any representation or warranty) has engaged in any form of general solicitation or general advertising within the meaning of Rule 502 in connection with the offering of the Notes.

(c)  Subject to compliance by the Purchasers with the representations and warranties set forth in Section 5 and with the procedures set forth in Section 8, the Notes are eligible for resale pursuant to Rule 144A and will not, at the Closing Date, be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated inter-dealer quotation system.

4.14.  Status under Certain Statutes.

The Company or any of its Subsidiaries is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

4.15.  Insurance.

Schedule 4.15 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Company or any of its Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

4.16.  Use of Proceeds; Margin Regulations.

(a) The Company will use the proceeds of the Notes (a) to fund a portion of the merger consideration for the Acquisition, (b) to refinance certain existing indebtedness of the Company in connection with the Acquisition, and (c) to pay related transaction fees and expenses.

(b) The Company or any of its Subsidiaries is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(c) No part of the proceeds of any Note will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

4.17.  Compliance with Laws; Permits; Environmental Matters.

(a) None of the Company, any of its Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 4.17(b)), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Schedule 4.17 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, order, complaint or penalty has been received by the Company or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation of or liability under any Environmental

Laws, in each case relating to the Company or any of its Subsidiaries, (ii) each of the Company and its Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to the Company’s knowledge, no Hazardous Material is located at, on or under any property currently owned, operated or leased by the Company or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Company or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Company or any of its Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Company or any of its Subsidiaries under any Environmental Laws and (iv) there are no agreements in which the Company or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Purchasers prior to the date hereof.

4.18.  Solvency.

(a) Immediately after giving effect to the Transactions on the Closing Date, (i) the fair value of the assets of the Company (individually) and the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, of the Company (individually) and the Company and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Company (individually) and the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company (individually) and the Company and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company (individually) and the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company (individually) and the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) On the Closing Date, the Company does not intend to, and the Company does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

4.19.  Labor and Employment Matters.

Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Company or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Company or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Company or any of its Subsidiaries or for which any claim may be made against the Company or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Company or any of its Subsidiaries to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material

Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Company or any of its Subsidiaries (or any predecessor) is a party or by which the Company or any of its Subsidiaries (or any predecessor) is bound.

4.20.  Brokerage Fees.

Except as set forth on Schedule 4.20, none of the Company and their Subsidiaries has paid, or is obligated to pay, to any Person any brokerage or finder’s fees in connection with the transactions contemplated hereby or by any other Transaction Document.

4.21.  Final Memorandum.

The Final Memorandum at the Closing Date does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to the information contained in or omitted from the Final Memorandum in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchaser specifically for inclusion therein.

SECTION 5.
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SUBSEQUENT PURCHASERS

Each Subsequent Purchaser, severally and not jointly, represents and warrants to the Company as of the date hereof as follows:

5.1.  Purchase for Investment.

(a)  Such Subsequent Purchaser is acquiring the Notes for its own account, for investment purposes only and not with a view to any distribution thereof within the meaning of the Securities Act.

(b)  Such Subsequent Purchaser has received such information as it deems necessary in order to make an investment decision with respect to the Notes and has had the opportunity to ask questions of and receive answers from the Company and its Subsidiaries and their respective officers and directors and to obtain such additional information which the Company or its Subsidiaries possess or could acquire without unreasonable effort or expense as such Purchaser deems necessary to verify the accuracy of the information furnished to such Purchaser and has asked such questions, received such answers and obtained such information as it deems necessary to verify the accuracy of the information furnished to such Purchaser.

(c)  Such Subsequent Purchaser is an Accredited Investor.

(d)  Such Subsequent Purchaser understands that the Notes have not been and, except as provided in the Exchange and Registration Rights Agreement, will not be registered under the Securities Act or any state or other securities law, that the Notes are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and that the Notes may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration under the Securities Act is available.

(e)  Such Purchaser further understands that the exemption from registration afforded by Rule 144 depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(f)  Except as otherwise disclosed, such Subsequent Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to the Subsequent Purchasers except as otherwise provided for in this Agreement.

(g)  The source of funds to be used by such Subsequent Purchaser to pay the portion of the Purchase Price paid by such Subsequent Purchaser does not include assets of any employee benefit plan (other than a plan exempt from the coverage of ERISA) or plan or any other entity the assets of which consist of “plan assets” of employee benefit plans or plans as defined in Department of Labor regulation Section 2510.3-101. As used in this Section 5.1(g), the term “employee benefit plan” shall have the meaning assigned to such term in Section 3 of ERISA, and the term “plan” shall have the meaning assigned thereto in Section 4975(e)(1) of the Code.

5.2.  Due Organization; Corporate Power; Authorization; Enforceability.

It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The execution, delivery and performance of this Agreement and the Exchange and Registration Rights Agreement are within its corporate, limited liability company or limited partnership, as the case may be, power and authority and have been duly authorized by all necessary action of such Subsequent Purchaser, do not conflict with or result in a breach of or violate any of such Subsequent Purchaser’s governing documents or any contract to which such Subsequent Purchaser is a party or by which its assets are bound or any Applicable Laws and constitute legal, valid and binding agreements of such Subsequent Purchaser enforceable against it in accordance with their respective terms, subject to the Enforceability Exceptions.

5.3.  No Actions or Proceedings.

There are no legal or governmental actions, suits or proceedings pending or, to any Subsequent Purchaser’s knowledge, threatened against or affecting such Subsequent Purchaser, or any of its properties or assets which, if adversely determined, in the aggregate, would reasonably be expected to materially and adversely affect the ability of such Subsequent Purchaser to consummate any of the transactions contemplated by this Agreement or the Exchange and Registration Rights Agreement.

5.4.  Final Memorandum

The Subsequent Purchasers agree and acknowledge that (a) they received the Final Memorandum in connection with their purchase of the Notes only by reason of their purchase of the Notes from the Initial Purchaser and (b) they did not rely on the Final Memorandum in making their investment decision, and that the Company will have no liability under this Agreement or otherwise to the Subsequent Purchasers on account of any statements therein; provided that the foregoing shall not affect the rights and obligations of the parties under this Agreement or otherwise as if the Final Memorandum had not been delivered to the Initial Purchaser.

5.5.  Investment Decision

The Subsequent Purchasers agree and acknowledge that (i) they did not rely on any investigation that the Initial Purchaser or any person acting on its behalf may have conducted with respect to the Notes or the Company, and (ii) they made their own investment decision regarding the Notes based on their own investigation of the Company and the Notes.

SECTION 5A.
OFFERING BY INITIAL PURCHASER

5A.1. Offering by Initial Purchaser.

(a) The Initial Purchaser acknowledges that the Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

(b) The Initial Purchaser represents and warrants to and agrees with the Company that:

(i)  it has not offered or sold, and will not offer or sell, any Notes within the United States or to, or for the account or benefit of, U.S. persons (x) as part of their distribution at any time or (y) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering except to those persons whom it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or if any such person is buying for one or more institutional accounts for which such person is acting as a fiduciary or agent, only when such person has represented to it that each such account is a qualified institutional buyer to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A and, in each case, in transactions in accordance with Rule 144A;

(ii)  neither it nor any person acting on its behalf has made or will make offers or sales of the Notes in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States or in any manner involving a public offering within the meaning of Section 4(2) of the Act;

(iii)  in connection with each sale pursuant to Section 5A(b)(i), it has taken or will take reasonable steps to ensure that the purchaser of such Notes is aware that such sale is being made in reliance on Rule 144A;

(iv)  it is an institutional “accredited investor” (as defined in 501(a) of Regulation D).

(c) The Initial Purchaser represents and warrants that, (i) on and prior to the Closing Date, it has made offers and sales of the Notes, and has delivered the Final Memorandum, only to the Subsequent Purchasers and (ii) it will not deliver the Final Memorandum in connection with any subsequent offers or sales of the Notes.

SECTION 6.
COVENANTS TO PROVIDE INFORMATION

6.1.  Reports to Subsequent Purchasers and GSMP VCOC.

The Company covenants and agrees (subject to the provisions of Section 10.14) with each Subsequent Purchaser, any Affiliate thereof and GSMP VCOC, that so long as the Subsequent Purchasers and their Affiliates constitute the Required Holders, the Company and its Subsidiaries shall deliver (i) to each of the Subsequent Purchasers, any Affiliate thereof that is a Holder and the GSMP VCOC as soon as available, but in any event within 30 days after the end of each of the first two months of each fiscal quarter, consolidated balance sheets of the Company and its consolidated Subsidiaries as at the end of such month and related consolidated company-prepared statements of income and shareholders’ equity and of cash flows for the Company and its consolidated Subsidiaries for such monthly period and for the portion of the fiscal year ending with such month, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year and (ii) to GSMP VCOC copies of all financial statements, reports and certificates that are provided to Holders under the Indenture concurrently with the delivery thereof under the Indenture.

SECTION 7.
OTHER AFFIRMATIVE COVENANTS

The Company further covenants and agrees (subject to the provisions of Section 10.14) with the Subsequent Purchasers, until the principal amount of (and premium, if any, on) all the Notes, and all interest, and other obligations hereunder in respect thereof (other than indemnification obligations that have not become due and payable), shall have been paid in full, as follows:

7.1.  Board Representation.

(a)  So long as the Subsequent Purchasers and their Affiliates constitute the Required Holders, GSMP VCOC shall have the right to designate an employee of The Goldman Sachs Group, Inc. or its Affiliates as a non-voting observer (a “Non-Voting Observer”) to the Board of Directors of each of the Company and HoldCo (each, an “Entity”). Neither Entity shall establish or employ committees of the Board of Directors for the purpose of circumventing the rights of the GSMP VCOC to have a Non-Voting Observer on the Board of Directors. Each Non-Voting Observer shall be entitled to reimbursement from each Entity for his or her reasonable travel or other out-of-pocket expenses related to the performance of their respective duties.

(b)  So long as GSMP VCOC shall be entitled to exercise its rights pursuant to this Section 7.1, each Entity shall hold regular meetings of its Board of Directors periodically at such times as its Board of Directors may in good faith determine. Within a reasonable time after each such meeting, either telephonically or in person, of a Board of Directors of an Entity, such Entity shall cause minutes of such meeting to be delivered to the Non-Voting Observer.

(c)  The Non-Voting Observer shall be entitled to be present at all meetings of the Board of Directors of each Entity and shall be notified of any such meeting by reasonable prior notice, including such meeting’s time and place, in the same manner as directors of such Entity and shall receive monthly financial statements of the type described in Section 6.1(a) above and copies of all written materials distributed to directors of such Entity for purposes of such Board of Directors meetings at the same time as directors of such Entity and shall be entitled to participate in discussions and consult with, and make proposals and furnish advice to, such Board of Directors without voting; provided, however, that such Non-Voting Observer shall not have voting rights with respect to actions taken or elected not to be taken by the Board of Directors and shall be subject to all rules governing such Board of Directors and committee, it being understood that no Board of Directors of any Entity shall be under any obligation to take any action with respect to any proposals made or advice furnished by the Non-Voting Observer, and nothing herein shall prevent the Board of Directors of any Entity from acting by written instrument to the extent permitted by Applicable Law. The Non-Voting Observer shall have a duty of confidentiality to such Entity, including a duty not to disclose and/or use confidential information, comparable to such duties of a director of such Entity.

(d)  If an issue is to be discussed or otherwise arises at a meeting of the Board of Directors which, in the reasonable judgment of the Board of Directors, cannot be discussed in the presence of the Non-Voting Observer in order to avoid a conflict of interest on the part of the Non-Voting Observer or to preserve an attorney-client or accountant-client or any other available privilege, then such issue may be discussed without the Non-Voting Observer being present and may be deleted from any materials being distributed in connection with any meeting at which such issues are to be discussed, so long as the Non-Voting Observer is given notice of the occurrence of such meeting and the deletion of such materials.

7.2.  Access.

(a)  The Company will, and will cause its Subsidiaries to, upon reasonable notice at reasonable times from time to time and without causing undue disruption, (i) provide GSMP VCOC and its authorized representatives reasonable opportunities to routinely consult with and advise the management of the Company and its Subsidiaries, on all matters relating to the operation of the Company and each Subsidiary (ii) provide GSMP VCOC and its authorized representatives, subject to compliance with Applicable Laws, confidentiality obligations to third parties and attorney-client privilege, reasonable access during normal business hours to all books and records, facilities and properties of the Company and its Subsidiaries (including copies of such documents as the Company reasonably approves), and (ii) permit GSMP VCOC and its authorized representatives to make such inspections thereof as may be reasonably requested and discuss the affairs, finances and accounts with the officers thereof.
7.3.  Rule 144A.

For so long as any of the Notes remain outstanding and constitute “restricted securities” within the meaning of the Securities Act, the Company will make available at its expense, upon request, to any holder of such Notes, and any prospective purchasers thereof, the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

7.4.  Corporate Existence; Businesses and Properties.

(a) The Company will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Company, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all applicable laws, rules, regulations (including any zoning, building ordinance, code or approval or any building permits or any restrictions of record) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

7.5.  Taxes and Other Claims.

The Company will pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Company or its affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

7.6.  Books and Records.

The Company will maintain all financial records in accordance with GAAP.

7.7.  Insurance.

The Company will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Purchasers to be listed as a co loss payee on property and casualty policies and as an additional insured on liability policies.

SECTION 8.
PROVISIONS RELATING TO RESALES OF NOTES

8.1.  Private Offerings.

Following the consummation of the Resale, and prior to the effectiveness of any registration statement of the Notes pursuant to the Exchange and Registration Rights Agreement, the Subsequent Purchasers confirm and agree that they may resell, pledge or otherwise transfer the Notes only pursuant to Private Offerings or pursuant to the provisions of Rule 144(k) adopted under the Securities Act, and only in accordance with the following:

(a)  Offers and Sales only to Institutional Accredited Investors or Qualified Institutional Buyers. Offers and sales of the Notes will be made only by the Subsequent Purchasers or Affiliates thereof who are qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall be made in accordance with the Indenture only (i) to persons who are Qualified Institutional Buyers, (ii) to institutional Accredited Investors that the offeror or seller reasonably believes to be and, with respect to sales and deliveries, are Accredited Investors who are not Qualified Institutional Buyers (“Institutional Accredited Investors”) who make the representations and warranties set forth in Section 5 hereof or (iii) to non-U.S. persons outside the United States (as such terms are defined in Regulation S) to whom offers and sales of the Notes may be made in reliance upon Regulation S and in accordance with applicable foreign securities laws and subject to delivery of a legal opinion reasonably acceptable to the Company to the effect that such sale can be made without registration under the Securities Act.

(b)  No General Solicitation. The Notes will be offered by approaching prospective subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502) and no directed selling efforts (as defined in Regulation S) will be made in connection with the offering of the Notes.

(c)  Purchases by Fiduciaries. In the case of a Subsequent Purchaser acting as a fiduciary for one or more third parties, in connection with an offer and sale to such purchaser pursuant to this Section 8.1, such fiduciary and such third parties shall meet the requirements of Section 8.1(a) hereof.

(d)  Restrictive Legend. Upon original issuance by the Company, and until such time as specified in the Indenture, the Notes shall bear such legends as are required under the Indenture.

8.2.  Procedures and Management Cooperation in Private Offerings.

(a)  The Company and the Subsequent Purchasers agree that, at the request of the Required Holders, the Company will cooperate with the Required Holders and use commercially reasonable efforts to cause the Notes, if then eligible for the following treatment, to (i) be registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”) and settle through the book-entry system of the DTC and (ii) be eligible for the National Association of Securities Dealers, Inc. PORTAL market.

(b)  If requested by the Required Holders, the Company and its Subsidiaries will assist the Subsequent Purchasers in completing any sale process undertaken in connection with the private resale of the Notes or any portion thereof (including any such re-sales of the Notes pursuant to any Private Offering), to any number of prospective Holders, subject to Section 10.14 hereof, by (i) providing direct contact between senior management and advisors and prospective purchasers; (ii) responding to inquiries of, and providing answers to, prospective purchasers; (iii) providing assistance in completion of the prospective purchasers’ due diligence review; and (iv) hosting one or more meetings of prospective purchasers; provided that such assistance shall not be required more than two times per year or more than five times during the term of the Notes (and it being understood that such assistance will not include a preparation of an offering memorandum or a similar document and that the Subsequent Purchasers may not use the Final Memorandum and that such assistance will otherwise be limited to assistance set forth under items (i) through (iv) above).

8.3.  No Integration.

None of Holdings, the Company and their Affiliates shall make any offer or sale of securities of any class that is or will be integrated with the sale of the Notes by the Company to the Purchasers in a manner that would require registration of the Notes under the Securities Act.

SECTION 9.
EXPENSES, INDEMNIFICATION AND CONTRIBUTION

9.1.  Expenses of Subsequent Purchasers.

The Company will reimburse the Subsequent Purchasers for all reasonable and documented expenses, including consultant, advisor and counsel fees and disbursements, incurred by the Subsequent Purchasers in connection with (a) any amendment, waiver or consent under or in respect of this Agreement or the other Financing Documents (whether or not such amendment, waiver or consent becomes effective) and (b) enforcing, defending or declaring (or determining whether or how to enforce, defend or declare) any rights or remedies under this Agreement or the other Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, or the other Financing Documents, including in connection with any insolvency or bankruptcy of Holdings, the Company or any of their Subsidiaries or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Financing Documents or by the Notes. The Company will pay, and will save the Subsequent Purchasers harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders in relation to the Transactions engaged by any of the Company or its Subsidiaries.

9.2.  Indemnification of the Subsequent Purchasers.

The Company agrees to indemnify each Subsequent Purchaser, GSMP VCOC, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of the Transaction Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Notes or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, and regardless of whether any of the foregoing is raised or initiated by a third party or the Company or any of its Subsidiaries; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each Subsequent Purchaser and GSMP VCOC shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Company agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and the Company or any of its Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Property; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Company or any of its respective Subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Notes or the Transactions. The provisions of this Section 9.2 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of all amounts owing to a Purchaser or GSMP VCOC pursuant to the terms of a Transaction Document, the invalidity or unenforceability of any term or provision of a Transaction Document, or any investigation made by or on behalf of a Purchaser. All amounts due under this Section 9.2 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

9.3.  Waiver of Punitive Damages.

To the extent permitted by applicable law, none of the parties hereto shall assert, and each hereby waives, any claim against the other parties (including their respective Affiliates, partners, stockholders, members, directors, officers, agents, employees and controlling persons), on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Financing Document, the Notes or the use of the proceeds thereof.

9.4.  Survival.

The obligations of the Company under this Section 9 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement and the termination of this Agreement.

9.5.  Tax Treatment of Indemnification Payments.

Any indemnification payment pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price.

9.6.  Indemnification of the Initial Purchaser.

The Company and the Initial Purchaser agree to the indemnification and contribution provisions set for in Exhibit C hereto.

SECTION 10.
MISCELLANEOUS

10.1.  Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered (except that if the day of delivery is not a Business Day, then the next Business Day), (b) when transmitted via telecopy (or other facsimile device) on a Business Day during normal business hours to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except that if such day is not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

(a)  if to a Purchaser or its nominee, or to the GSMP VCOC or its nominee, to such Purchaser, GSMP VCOC, or nominee at the address specified in Schedule 2.2, with a copy (which copy shall not constitute notice) as specified in Schedule 2.2, or at such other address as the Purchaser or its nominee, or the GSMP VCOC or its nominee, shall have specified to the Company in writing;

(b)  if to any Holder, to such Holder at the address as such Holder shall have specified to the Company in writing;

(c)  if to the Company, to: Berry Plastics Holding Corporation (f/k/a BPC Holding Corporation), 101 Oakley Street, Evansville, Indiana 47710, fax 812-429-9534, Attention: General Counsel, with a copy (which copy shall not constitute notice) to: O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, NY 10036, fax 212-326-2061, Attention: Gregory Ezring, Esq.

10.2.  Benefit of Agreement and Assignments.

(a)  Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and permitted assigns; provided, however, that none of the Company may assign or transfer any of its rights or obligations without the prior written consent of the other parties hereto.

(b)  Nothing in this Agreement or in any other Financing Document, express or implied, shall give to any Person other than the parties hereto or thereto and their permitted successors and assigns any benefit or any legal or equitable right, remedy or claim under this Agreement.

(c)  Notwithstanding anything to the contrary contained herein, the Purchasers may (i) subject to the consent of the Company, not to be unreasonably withheld, assign the rights to purchase all or any portion of the Notes allocated to such Purchaser pursuant to Schedule 2.2 to any Affiliate or direct or indirect limited partner of such Purchaser or (ii) transfer its Notes (together with its rights hereunder) to any Person in compliance with the provisions of this Agreement, subject, in each case, to such Person becoming a party hereto and the ability of such Person to make the representations and warranties set forth in Section 5, and each such Person that is an Affiliate of a Purchaser shall be entitled to the full benefit and be subject to the obligations of this Agreement as if such Person were a Purchaser hereunder (it being understood that each such Person that is not an Affiliate of a Purchaser shall only be entitled to the rights of a Holder and not to any additional rights that a Purchaser may have under this Agreement).

10.3.  No Waiver; Remedies Cumulative.

No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder or under the Notes and no course of dealing between T the Company and any other party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Notes are cumulative and not exclusive of any rights or remedies that the parties would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto to any other or further action in any circumstances without notice or demand.

10.4.  Amendments, Waivers and Consents.

This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with the written consent of the Company and the Required Holders; provided, however, that no such amendment or waiver may, (a) without the prior written consent of GSMP VCOC, amend or waive the provisions of which GSMP VCOC is expressly a beneficiary, or (b) impose on any Purchaser any additional financial commitment or obligation to buy additional Notes that it is not otherwise obligated to buy hereunder, without the prior written consent of such Purchaser. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant or agreement not expressly amended or waived or thereby impair any right consequent thereon. As used herein, the term this “Agreement” and references thereto shall mean this Agreement as it may from time to time be amended, supplemented or modified.

10.5.  Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

10.6.  Reproduction.

This Agreement, the other Transaction Documents and all documents relating hereto and thereto, including: (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchasers at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished in connection herewith, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and any original document so reproduced may be destroyed. The Company and each Purchaser agree and stipulate that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 10.6 shall not prohibit any party hereto or any holder of the Notes from contesting any such reproduction to the same extent that it could contest the original or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

10.7.  Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

10.8.  Survival of Representations, Warrants, Covenants and Indemnities.

All representations, warranties, covenants and indemnities set forth herein shall survive the execution and delivery of this Agreement, the issuance of the Notes, and, except as otherwise expressly provided herein with respect to covenants, the payment of principal of the Notes and any other obligations hereunder.

10.9.  Governing Law; Submission to Jurisdiction; Venue.

(a)  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(b)  If any action, proceeding or litigation shall be brought in order to enforce any right or remedy under this Agreement or any of the Notes, each party hereto hereby consents and will submit, and will cause each of their respective Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. Each party hereto hereby irrevocably waives, and will cause each of their respective Subsidiaries to waive, any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction. The Company further agrees that it shall not bring any action, proceeding or litigation arising out of this Agreement, the Notes in any state or federal court other than any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement.

(c)  Each party hereto irrevocably consents, and will cause each of their respective Subsidiaries to consent, to the service of process of any of the applicable aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 10.1, such service to become effective thirty (30) days after such mailing.

(d)  Nothing herein shall affect the right of (i) any party hereto to serve process in any other manner permitted by law or (ii) the Purchasers to commence legal proceedings or otherwise proceed against the Company or any of its Subsidiaries in any other jurisdiction. If service of process is made on a designated agent it should be made by either (i) personal delivery or (ii) mailing a copy of summons and complaint to the agent via registered or certified mail, return receipt requested.

(e)  EACH PARTY HERETO HEREBY WAIVES, AND WILL CAUSE EACH OF THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, ANY AND ALL RIGHTS ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT.

10.10.  Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

10.11.  Entirety.

This Agreement together with the other Financing Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Financing Documents or the transactions contemplated herein or therein.

10.12.  Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

10.13.  Incorporation.

All Schedules attached hereto are incorporated as part of this Agreement as if fully set forth herein.

10.14.  Confidentiality.

(a)  Subject to the provisions of clauses (b) and (e) of this Section 10.14, each of the Purchasers and GSMP VCOC agrees that it will not disclose without the prior written (including e-mail) consent of Holdings or the Company (other than to its employees, auditors, investors, partners, creditors, advisors, counsel or any rating agencies that are reviewing securities or loans issued by such Purchaser or GSMP VCOC, in each case, to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes and who are informed that such information is subject to the provisions of this Section 10.14 and who enter into confidentiality arrangements with such Purchaser or GSMP VCOC in form and substance consistent with the provisions of this Section 10.14 applicable to Purchasers reasonably satisfactory to such Purchaser or GSMP VCOC forms of which will be provided to the Company prior to their use) any information which has been furnished to such Purchaser or GSMP VCOC in connection with its evaluation of an investment in the Notes and of the other transactions referred to herein or is now or in the future furnished pursuant to this Agreement (including Sections 6.1, 7.1 or 7.2 hereof) or any other Transaction Document; provided that any Purchaser or GSMP VCOC may disclose any such information (i) as was or has become generally available to the public other than by virtue of a breach of this Section 10.14(a) or any other confidentiality obligation by such Purchaser or GSMP VCOC or any other Person to whom such Purchaser or GSMP VCOC has provided such information as permitted by this Section 10.14, provided that this clause (i) shall not permit any Purchaser to deliver the Final Memorandum to any third party, (ii) as may be required in any report, statement or testimony required to be submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Purchaser or GSMP VCOC or to the Commission or similar organizations (whether in the United States of America or elsewhere) or their successors, (iii) as may be required or in the opinion of counsel appropriate in respect of any summons or subpoena or in connection with any litigation, (iv) as may be required or in the opinion of counsel appropriate in order to comply with any law, order, regulation or ruling applicable to such Purchaser or GSMP VCOC and (v) other than the Final Memorandum, to any prospective or actual subsequent Purchaser, in connection with any contemplated transfer of any of the Notes by such Purchaser; provided that prior to or concurrently with any disclosure of information to any Person pursuant to this clause (v) any such prospective or actual subsequent Purchaser expressly agrees in writing to be bound by the confidentiality provisions contained in this Section 10.14 pursuant to a confidentiality agreement with Holdings or the Company embodying the provisions of this Section 10.14. Each of the Purchasers and GSMP VCOC agrees that in the event it intends to disclose confidential information in accordance with clauses (ii), (iii) or (iv) above, it shall, to the extent reasonably practicable, provide Holdings and the Company notice of such requirement prior to making any disclosure so that Holdings or the Company may seek an appropriate protective order or confidential treatment of the information being disclosed.

(b)  The Company hereby acknowledges and agrees that each Purchaser and GSMP VCOC may share with any of its Affiliates, and such Affiliates may share with such Purchaser and GSMP VCOC, any information related to the Company or any of its Subsidiaries (including any nonpublic information regarding the creditworthiness of, the Company or any of its Subsidiaries) to the extent such sharing reasonably relates to the administration of the investment represented by its Notes and such Affiliates are informed that such information is subject to the provisions of this Section 10.14; provided such Persons shall be subject to the provisions of this Section 10.14 to the same extent as such Purchaser and GSMP VCOC.

(c)  Without limiting the obligations of the Company to provide information to the Purchasers under this Agreement, each Purchaser and GSMP VCOC understands that it may receive material non-public information relating to the Company pursuant to this Agreement, or upon exercise of its rights hereunder (including pursuant to Section 7.1 or 7.2) and acknowledge that the Company shall not have any duty to disclose any information publicly or privately to any other Person in connection with any actual or proposed transfer of the Notes or any interest therein.

(d)  Notwithstanding anything to the contrary set forth herein, each party (and each of their respective Affiliates, partners, shareholders, directors, officers, employees, representatives or other agents) may disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ partners, shareholders, directors, officers and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the Transactions but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

10.15.  No Personal Obligations.

Notwithstanding anything to the contrary contained herein or in any Financing Document, it is expressly understood and the Purchasers expressly agree that nothing contained herein or in any other Financing Document or in any other document contemplated hereby or thereby (whether from a covenant, representation, warranty or other provision herein or therein) shall create, or be construed as creating, any personal liability of any stockholder, director, officer, member, partner, manager or employee of the Company and its Subsidiaries (excluding any such Person which is a Guarantor or other express obligor on the Notes) in such Person’s capacity as such, with respect to (a) any payment obligation of the Company or any of their Subsidiaries, (b) any obligation of the Company or any of its Subsidiaries to perform any covenant, undertaking, indemnification or agreement, either express or implied, contained herein or in any other Financing Document, (c) any representation or warranty contained herein or any other Financing Document, (d) any other claim or liability to the Purchasers under or arising under this Agreement or any other Financing Document or in any other document contemplated hereby or thereby, or (e) any credit extended or loan made; provided that nothing herein shall be deemed to be a waiver of claims arising from fraud.

10.16.  Currency.

Unless otherwise specified, all dollar amounts referred to in this Agreement are in lawful money of the United States.

10.17.  No Fiduciary Duty.

The Company acknowledges and agrees that (i) the purchase and sale of the Notes pursuant to this Agreement is an arm's-length commercial transaction between the Company, on the one hand, and the several Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Purchaser is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that the Purchasers, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transactions or the process leading thereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.
BPC ACQUISITION CORP. By: _________________________ Name: Title:

[Note Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

GOLDMAN, SACHS & CO. By: _________________________ Name: Title:

[Note Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

GSMP 2006 ONSHORE US, LTD. By: _________________________ Name: Title:

GSMP 2006 OFFSHORE US, LTD. By: _________________________ Name: Title:

GSMP 2006 INSTITUTIONAL US, LTD. By: _________________________ Name: Title:

GS MEZZANINE PARTNERS 2006 INSTITUTIONAL, L.P. By: GS Mezzanine Advisors 2006, L.L.C its General Partner By: _________________________ Name: Title:

[Note Purchase Agreement]

EXHIBIT C

Indemnification and Contribution In Favor of the Initial Purchaser

(a) The Company agrees to indemnify and hold harmless the Initial Purchaser, the directors, officers and Affiliates of the Initial Purchaser and each person who controls the Initial Purchaser within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Final Memorandum or in any amendment or supplement thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agree (subject to the limitations set forth in the provisos to this sentence) to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Initial Purchaser specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Company may otherwise have. The Company shall not be liable under this Exhibit C to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by the Company which consent shall not be unreasonably withheld.

(b) The Initial Purchaser agrees to indemnify and hold harmless (i) as of the date hereof, the Company, (ii) each person, if any, who controls (within the meaning of either the Act or the Exchange Act) as of the date hereof, the Company, and (iii) as of the date hereof, the directors and officers of the Company, to the same extent as the foregoing indemnity from the Company, but only with reference to written information relating to the Initial Purchaser furnished to the Company by or on behalf of the Initial Purchaser specifically for inclusion in the Final Memorandum (or in any amendment or supplement thereto). This indemnity agreement will be in addition to any liability that the Initial Purchaser may otherwise have. The Company acknowledges that the first paragraph under the heading “Plan of Distribution” in the Final Memorandum constitutes the only information furnished in writing by or on behalf of the Initial Purchaser for inclusion in the Final Memorandum.

(c) Promptly after receipt by an indemnified party under this Exhibit C of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Exhibit C, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights or defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above, except as provided in paragraph (d) below. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest (based on the advice of counsel to the indemnified person); (ii) such action includes both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded (based on the advice of counsel to the indemnified person) that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. It is understood and agreed that the indemnifying person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified persons. Any such separate firm for any Initial Purchaser, its Affiliates, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by the Initial Purchaser, and any such separate firm for the Company and any control persons of the Company and any officers or directors of the Company shall be designated in writing by the Company. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include any statement as to, or any admission of, fault, culpability or failure to act by or on behalf of any indemnified party.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Exhibit C is unavailable to or insufficient to hold harmless an indemnified party for any reason (other than by virtue of the failure of an indemnified party to notify the indemnifying party of its right to indemnification pursuant to subsection (a) or (b) above, where such failure materially prejudices the indemnifying party (through the forfeiture of substantial rights or defenses)), the Company, on the one hand, and the Initial Purchaser, on the other hand, severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Company and the Initial Purchaser may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and by the Initial Purchaser, on the other hand, from the offering of the Notes; provided, however, that in no case shall the Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Notes related to the Losses purchased by the Initial Purchaser hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason or not permitted by applicable law, the Company, on the one hand, and the Initial Purchaser, on the other hand, severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company, on the one hand, and the Initial Purchaser, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by them, and benefits received by the Initial Purchaser shall be deemed to be equal to the total purchase discounts and commissions received by them. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company, on the one hand, or the Initial Purchaser, on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission and any other equitable considerations appropriate in the circumstances. The Company and the Initial Purchaser agree that it would not be just and equitable if the amount of such contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchaser’s obligations to contribute pursuant to this Exhibit C are several in proportion to their respective purchase obligations hereunder and not joint. For purposes of this Exhibit C, each person, if any, who controls the Initial Purchaser within the meaning of either the Act or the Exchange Act and each director, officer, employee, Affiliate and agent of the Initial Purchaser shall have the same rights to contribution as the Initial Purchaser, and each person who controls the Company within the meaning of either the Act or the Exchange Act and the respective officers and directors of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).